UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2006
WHITEHALL JEWELLERS, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-15615
(State or Other Jurisdiction	(Commission File	36-1433610
of Incorporation)	Number)	(IRS Employer Identification No.)

155 North Wacker Drive, Suite 500, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: 312-782-6800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of Material Definitive Agreement
Item 9.01. Exhibits
SIGNATURES
Agreement and Plan of Merger
Second Amendment to Amended and Restated Stockholders Rights Agreement
Amended and Restated Term Loan Credit Agreement
Press Release

Item 1.01. Entry into a Material Definitive Agreement.
     On February 2, 2006, Whitehall Jewellers, Inc. (the “Company”) issued a press release announcing that it has reached an agreement with Prentice Capital Management, LP (“Prentice”) and Holtzman Opportunity Fund, L.P. (“Holtzman”; collectively, “Lenders”) to acquire Whitehall. Prentice and Holtzman will commence a cash tender offer for all outstanding shares of Whitehall common stock at $1.60 per share, net to the seller in cash, subject to certain limited conditions. The offer is expected to commence no later than February 8 and will remain open for a minimum of 20 business days.
     In the press release, the Company also announced that the January 31, 2006 maturity of Whitehall’s bridge term loan credit agreement dated October 3, 2005 is being extended for three years, subject to customary conditions, in connection with the merger agreement, and the Lenders are making an additional $20 million loan to Whitehall for working capital and general corporate purposes.
     On February 1, 2006, Whitehall was in default under its senior credit agreement. However, Whitehall’s senior lenders have waived these defaults and consented to the extension of the bridge term loan maturity date and the making of the additional $20 million loan described above. The senior lenders also reinstated $10 million in availability under the credit facility.
     In connection with the merger agreement, the Company entered into an amendment to its stockholders rights plan to provide, among other things, that none of Prentice, Holtzman or any of their Affiliates or Associates will be deemed to be an Acquiring Person, no Distribution Date or Share Acquisition Date will occur and no Rights (as such terms are defined in the stockholders rights plan) will otherwise become exercisable as a result of the execution and delivery of the merger agreement, the public announcement of such execution and delivery, the performance of the merger agreement or the consummation of the other transactions contemplated thereby.
     Copies of the press release, the merger agreement, the amended and restated bridge loan agreement and the amendment to the stockholders rights plan are attached as exhibits hereto and are incorporated herein by reference. The foregoing description of these documents does not purport to be complete and is qualified in its entirety by reference to the full text of these documents.
Item 1.02. Termination of Material Definitive Agreement.
     In connection with the merger agreement, the parties terminated the securities purchase agreement previously entered into with Prentice and Holtzman. Prior to accepting the Prentice/Holtzman proposal, the Board of Directors of Whitehall concluded, after consultation with the Company’s financial and legal advisors in accordance with the terms of the securities purchase agreement, that the previously announced Newcastle proposal no longer constituted a “Superior Proposal” in light of the revised Prentice transaction.

     The special meeting of stockholders that was previously postponed to February 6, 2006 in connection with the securities purchase agreement has been cancelled.
Item 9.01. Exhibits.
(d) Exhibits.
     The following exhibits are furnished herewith as noted below.

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger dated as of February 1, 2006 by and among Whitehall Jewellers, Inc., Prentice Capital Management, LP, Holtzman Opportunity Fund, L.P., WJ Holding Corp. and WJ Acquisition Corp.

4.1	Second Amendment, dated as of February 1, 2006, to the Amended and Restated Stockholders Rights Agreement, dated as of April 28, 1999, as amended, between Whitehall Jewellers, Inc., and LaSalle Bank National Association.

10.1	Amended and Restated Term Loan Credit Agreement dated as of February 1, 2006 by and among Whitehall Jewellers, Inc., the lending institutions from time to time party thereto and PWJ Lending LLC, as administrative agent and collateral agent.

99.1	Press Release of the Company, dated February 2, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITEHALL JEWELLERS, INC. (Registrant)
By:	/s/ John R. Desjardins
John R. Desjardins
Executive Vice President and Chief Financial Officer

Date: February 2, 2006